Exhibit 10.12

PROTEOSTASIS THERAPEUTICS, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), is effective as of August 1, 2013 (the “Effective Date”) by and between (i) Proteostasis Therapeutics, Inc., a Delaware corporation (the “Company”), 200 Technology Square, Fourth Floor, Cambridge, MA 02139 and (ii) Dr. Jeffery W. Kelly, an individual residing at 8110 El Paseo Grande #407, La Jolla, CA 92037 (the “Consultant”).

WHEREAS, the Company and the Consultant wish to enter into a consulting arrangement on the terms and conditions described more fully herein;

NOW, THEREFORE, for valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the undersigned hereby agree as follows:

1. Consulting Services.

(a) Subject to and upon the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant, and the Consultant hereby agrees to provide to the Company, the consulting services described below in Section l(b). In rendering consulting services hereunder, the Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee/employer relationship between the Consultant and the Company. The parties acknowledge that this Agreement is not a contract of employment within the meaning of the laws of Massachusetts or Section 2750 of the California Labor Code, and Consultant is not an employee of the Company for any purpose under the laws of Massachusetts or the California Labor Code.

(b) It is hereby acknowledged and agreed by the Company and the Consultant that, during the Term of this Agreement, the Consultant’s services shall include consideration of new drug discovery approaches based on the biology of protein homeostasis to discover and develop treatments for human diseases of proteostasis dysfunction, and other services as shall be reasonably requested from time to time by the Company.

(c) During the Term of this Agreement, the Consultant will devote the time reasonably necessary to the performance of consulting services hereunder.

(d) The Consultant shall provide his consulting services hereunder at such times and locations as are mutually agreed upon by the Consultant and the Company.

(e) It is understood and agreed that the Consultant may not be involved in any capacity in other businesses, endeavors and undertakings that conflict or interfere with the performance of any of the consulting services contemplated under this Agreement. The Company acknowledges that the Consultant is an employee of The Scripps Research Institute (the “Institute”) and is bound by its Uniform Consulting Agreement Provisions which are appended hereto as Exhibit A and incorporated by specific reference; and the provisions of this Agreement do not restrict Consultant’s academic non-commercial research.

2. Compensation.

(a) The Company shall, so long as the Consultant is providing consulting services to the Company under this Agreement, pay the Consultant a consulting fee in an amount equal to $4,166.67 per month for the Term of this Agreement (the “Consulting Fee”), which amount is to be paid monthly in arrears.

(b) The Company will not withhold any tax, social security or other payments due from the Consultant to any governmental taxing or other authority. The Consultant hereby agrees that he will timely pay all taxes and fees upon the revenue or income he has earned from the Company, and will indemnify and hold the Company harmless against the claims of any governmental taxing or other authority made in connection with the revenue or income derived by the Consultant under this Agreement.

(c) Except for the Consulting Fee provided for under this Section 2 (payment of which is subject to the provisions of Section 2(a)), and any expense reimbursement provided pursuant to Section 3, the Company shall have no obligation to provide any compensation to the Consultant with respect to any consulting services rendered by the Consultant to the Company.

3. Expenses. The Company shall reimburse the Consultant for any actual expenses incurred by the Consultant while rendering consulting services under this Agreement so long as such expenses are reasonable and necessary, appropriately documented, and, where feasible, approved in advance by the Company.

4. Term. The term of this Agreement shall take effect as of the Effective Date and shall continue thereafter in full force and effect for one (1) year. This Agreement shall automatically be extended for an additional period or periods of one (1) year unless the Consultant or the Company gives written notice to the other to the contrary at least thirty (30) days prior to the commencement of such additional period. The one (1) year term and any extensions are collectively called the “Term.” Either party may terminate the Term for any reason or no reason upon thirty (30) days written notice to the other party. [Note to Janet: since it is with or without Cause, we thought there was no need to include the concept] Upon expiration of the Term of this Agreement or upon earlier termination of this Agreement, the Company shall not have any obligation to make payment of any consulting fees or other compensation to Consultant in respect of any period following the effective date of such expiration or termination.

5. Confidentiality. (a) For purposes of this Agreement, the term “Confidential Information” shall mean (i) proprietary information, knowledge or data of the Company, (ii) trade secrets of the Company and (iii) any other information of the Company disclosed to the Consultant or to which the Consultant is given access prior to the termination of his consulting services to the Company. The term “trade secrets”, as used in this Agreement, shall be given its broadest possible interpretation under the law of the Commonwealth of Massachusetts and shall include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records confidential scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents. Without limiting the generality of the foregoing, the term Confidential Information shall include (A) all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, know-how, patents, trademarks and copyrights (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patented or patentable or registered or registrable under patent, copyright, trademark or similar statute, that are owned by the Company or that are required to be assigned to the Company by any person, including, without limitation, any employee or consultant of the Company, or that are licensed to the Company by any person (collectively, “Inventions”), (B) information regarding the Company’s plans for research and development or for new products, (C) scientific, engineering or manufacturing information pertaining to the Company or any of its operations or products, (D) information regarding regulatory matters pertaining to the Company, (E) information regarding any acquisition or strategic alliance effected by the Company or any proposed acquisition or strategic alliance being considered by the Company, (F) information regarding the status or outcome of any negotiations engaged in by the Company, (G) information regarding the existence or terms of any contract entered into by the Company, (H) information regarding any aspect of the Company’s intellectual property position, (I) information regarding prices or costs of the Company, (J) information regarding any aspect of the Company’s business strategy, including, without limitation, the Company’s marketing, selling and distribution strategies, (K) information regarding customers or suppliers of the Company, (L) information regarding the skills, compensation and other terms of employment or engagement of the Company’s employees and consultants, (M) business plans, budgets, unpublished financial statements and unpublished financial data of the Company, (N) information regarding marketing and sales of any actual or proposed product or services of the Company and (O) any other information that the Company may designate as confidential.

(b) The Consultant acknowledges that all Confidential Information disclosed to or acquired by the Consultant is a valuable, special, and unique asset of the Company and is to be held in trust, except to the extent otherwise provided in this Section 5(b)(ii) or in Section 5(d) below, by the Consultant for the Company’s sole benefit. Except as otherwise provided in this Section 5(b) or in Section 5(d) below, the Consultant shall not, at any time during or after the Term of this Agreement, use for himself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company. Notwithstanding anything in this Section 5(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (i) the Consultant may disclose or use Confidential Information in performing his consulting services to the Company, but only to the extent required or necessary for the performance of such consulting services in the ordinary course and within the scope of his consulting services provided that such persons receiving such Confidential Information is under an obligation of confidentiality to the Consultant of at least the same degree as provided in this Agreement and (ii) the Consultant may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Consultant promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company’s expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(c) The Consultant acknowledges and agrees that the Company has received, and may receive in the future, confidential or proprietary information from third parties (“Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes. During the Term of this Agreement and thereafter, the Consultant shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided below in this Section 5(c) or in Section 5(d) below. Notwithstanding anything in this Section 5(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (i) the Consultant may disclose or use Confidential Third Party Information in performing his consulting services for the Company, but only to the extent required or necessary for the performance of such consulting services in the ordinary course and within the scope of his consulting services provided that such persons receiving such Confidential Information is under an obligation of confidentiality to the Consultant of at least the same degree as provided in this Agreement, and (ii) the Consultant may disclose any Third Party Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Consultant promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company’s expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(d) The Consultant’s obligations under Sections 5(b) and 5(c) not to use, disclose or communicate Confidential Information or Third Party Confidential Information to any person without the prior written consent of the Company shall not apply to any Confidential Information or Third Party Confidential Information which (i) is or becomes publicly known (as demonstrated by written evidence provided by the Consultant) under circumstances involving no breach by the Consultant of this Agreement, (ii) is disclosed to Consultant by a third person that is not under an obligation or confidence to Company, (iii) is previously known to Consultant prior to disclosure to Consultant by Company under this Agreement and not obtained or derived directly or indirectly from Company, (iv) was or is approved for release by the CEO or an authorized representative of the Company, (v) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Consultant, (vi) was or is independently developed by Consultant without reference to confidential information received from the Company (as demonstrated by written evidence provided by the Consultant), or (vii) is required to be disclosed by law, regulation or judicial or administrative process.

(e) The obligations of the Consultant under this Section 5 are without prejudice, and are in addition to, any other obligations or duties of confidentiality, whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality. The provisions of this Section 5 shall survive any termination or expiration of this Agreement.

6. No Improper Disclosure or Use of Materials.

(a) The Consultant shall not improperly use or disclose to or for the Company’s benefit any confidential information or trade secrets of (i) any former, current or future employer, (ii) any person to whom the Consultant has previously provided, currently provides or may in the future provide consulting services or (iii) any other person to whom the Consultant owes an obligation of confidentiality. The Consultant shall not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in any of the foregoing clauses (i), (ii) and (iii) unless consented to in writing by such person.

(b) The Consultant agrees that any property situated on the Company’s premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

(c) The Consultant will promptly deliver to the Company, upon the termination of the Consultant’s consulting services to the Company or, if earlier, upon the request of the Company, all documents and other tangible media (including all originals, copies, reproductions, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) in the Consultant’s actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential Information, Third Party Confidential Information, Assigned Inventions or Proprietary Rights. The Consultant will destroy any related computer entries on equipment or media not owned by the Company. The provisions of this Section 6 shall survive any termination or expiration of this Agreement.

7. Inventions Assignment.

(a) For purposes of this Agreement, the term “Assigned Inventions” (subject to the provisions of Section 7(c)) shall mean any and all Inventions that (i) are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant, either alone or together with others, in the course of rendering his consulting services hereunder or in the course of otherwise rendering any services to the Company (in either case, regardless of whether or not such Inventions were made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant at the Company’s facilities or during regular business hours or utilizing resources of the

Company) or (ii) arise out of or are based upon any Confidential Information or Third Party Confidential Information received by the Consultant pursuant to his performance of consulting services. For purposes of this Agreement, the term “Proprietary Rights” shall mean any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, mask works, trade secrets and other intellectual property rights with respect to Assigned Inventions.

(b) The Consultant hereby agrees to hold any and all Assigned Inventions and Proprietary Rights in trust for the sole right and benefit of the Company and such other person or persons as the Company shall designate in writing, and the Consultant hereby assigns, and the extent not presently assignable will assign, to the Company and such other person or persons as the Company shall designate in writing all of his right, title and interest in and to any and all Assigned Inventions and Proprietary Rights. The Consultant agrees to give the Company prompt written notice of any Assigned Invention or Proprietary Right and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of the Consultant’s right, title and interest in and to any Assigned Invention or Proprietary Right pursuant to the foregoing provisions of this Section 7(b). The Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Consultant may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company. The obligations of the Consultant under this Section are without prejudice, and are in addition to, any other obligations or duties of the Consultant, whether express or implied or imposed by applicable law, to assign to the Company all Assigned Inventions and all Proprietary Rights.

(c) It is hereby understood and agreed that the Consultant is not assigning, and has not agreed to assign, to the Company pursuant to this Section 7, and that the term “Assigned Inventions” shall not include, any right, title or interest in and to any Inventions, whether or not reduced to writing and whether or not patentable or registrable under patent, copyright, trademark or similar statutes, that are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant, either alone or together with others, in the course of his research activities at the Institute or through the use of funds, personnel, facilities, materials or other resources, predominantly, of the Institute; provided, however, that such Inventions do not arise out of, nor are based upon, any Confidential Information or Third Party Confidential Information without proper authorization from the Company.

(d) At the request of the Company, the Consultant will assist the Company in every proper way (including, without limitation, by executing patent applications and assignments of patents or copyrights) to obtain and enforce in any country in the world Proprietary Rights relating to any or all Assigned Inventions. The Consultant’s obligation under this Section 7(d) shall continue beyond the Term. If, and to the extent that, at any time after the Term, the Company requests assistance from the Consultant with respect to obtaining and enforcing in any country in the world any Proprietary Rights relating to Assigned Inventions, the Company shall compensate the Consultant at a reasonable rate for the time actually spent by the Consultant on such assistance.

(e) By this Agreement, the Consultant hereby irrevocably constitutes and appoints the Company as his attorney-in-fact for the purpose of executing, in the Consultant’s name and on his behalf, (i) such instruments or other documents as may be necessary to evidence, confirm or perfect any assignment pursuant to the provisions of this Section 7 or (ii) such applications, certificates, instruments or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world. This power of attorney is coupled with an interest on the part of the Company and is irrevocable.

(f) Without the prior written consent of the Company, the Consultant shall not, at any time, file any patent or copyright application with respect to, or claiming, any Assigned Inventions. In addition,

after termination of the Consultant’s consulting services to the Company, the Consultant shall promptly disclose all patent or copyright applications filed by the Consultant within one year after such termination. The provisions of this Section 7 shall survive any termination or expiration of this Agreement.

8. No Use of Name, Etc. Without the prior written consent of the Company, the Consultant shall not, at any time, use, for himself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company. Without the prior written consent of the Company, the Consultant shall not, at any time after the termination of the Consultant’s consulting services to the Company, directly or indirectly represent himself, whether on his behalf or on behalf of any other person, as then being in any way connected or associated with the Company.

9. Limitations on Competition. The Consultant acknowledges the competitive and proprietary nature of the Company’s research and business operations and agrees that, during the Term and for a period of (1) year following afterwards, the Consultant will not, without the prior written consent of the Company:

(i) In any capacity, directly or indirectly, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in, any business whose primary line of business is in the Field of Interest anywhere in the world, except that nothing contained herein shall preclude (A) purchasing or owning stock in any such competitive business if such stock is publicly traded, provided that Consultant’s holdings do not exceed three percent (3%) of the issued and outstanding capital stock of such business, (B) serving on the Board of Directors of a publicly traded company if Consultant’s responsibilities do not include scientific input or direction in the Field of Interest, or (C) performance of his employment obligations to the Institute. For the purposes of this Agreement, the term “Field of Interest” means the research, development, manufacture or sale of prophylactic, therapeutic or diagnostic products for diseases of proteostasis dysfunction where manipulation of the proteostasis network with small molecules or biologicals is being used to prevent, treat, ameliorate or diagnose the disease.

(ii) In any capacity, directly or indirectly, utilize the Company’s Confidential Information to perform research or services for the benefit of any commercial or for-profit entity other than the Company.

10. Prohibited Solicitation. The Consultant acknowledges the competitive and proprietary nature of the Company’s business operations and the importance to the Company of continuity of its employees and agrees that, during the Term and for a one (1) year period following the expiration or termination of the Term, he will not, without the prior written consent of the Company, either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company or any parent, subsidiary or controlled affiliate of the Company to leave the services of the Company or any such parent, subsidiary or controlled affiliate for any reason.

11. No Conflicting Obligation. The Consultant represents that he is free to enter into this Agreement and that his performance of all of the terms of this Agreement and of all of his duties as a Consultant to the Company do not and will not breach (a) any agreement to keep in confidence information acquired by the Consultant in confidence or in trust, (b) any agreement to assign to any third party inventions made by the Consultant, or (c) any agreement not to compete against the business of any third party. Consultant further represents that he has not made and will not make any agreements in conflict with this Agreement.

12. Miscellaneous.

12.1. Entire Agreement. This Agreement represents the entire Agreement of the parties with respect to the arrangements contemplated hereby, which for the avoidance of doubt does not include the Consultant’s present and future service as a member of the Company’s board of directors. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. All prior agreements, whether written or oral, including but not limited to that certain Founder Letter Agreement between the parties dated June 17, 2008 (the “Letter Agreement”), shall be superseded by this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties. The Consultant agrees that all Confidential Information disclosed between the Company and Consultant under the Letter Agreement shall be considered Confidential Information covered by the terms of this Agreement.

12.2. Injunctive Relief. Any breach or threatened breach of any of the terms and/or conditions set forth in Paragraphs 5, 6, 7, 8, 9 or 10 of this Agreement will result in substantial, continuing and irreparable injury to the Company. The parties agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Paragraphs 5, 6, 7, 8, 9 or 10 of this Agreement.

12.3. Waiver. No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

12.4. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Consultant may not assign or transfer any or all of his rights or obligations under this Agreement.

12.5. Disputes and Costs. In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in Suffolk County, Massachusetts, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy. EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

12.6. Notices. Any notices required or permitted hereunder shall be given to Consultant in person or shall be delivered to the Consultant at his address as it appears in the first paragraph of this Agreement or at such other address as he shall specify in writing. Such notice shall be deemed given upon delivery to the Consultant in person or upon personal delivery to the Consultant’s appropriate address or, if sent by certified or registered mail, three days after the date of mailing.

12.7. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of The Commonwealth of Massachusetts without reference to any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Section headings of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

12.8. Counterparts. This Agreement may be executed in counterparts, all of which together shall, for all purposes, constitute one agreement binding on each of the parties hereto notwithstanding that each such party shall not have signed the same counterpart.

12.9. Status of the Institute. The Company and Consultant acknowledge that (i) the Consultant is entering into this Agreement in his individual capacity and not as an employee or agent of the Institute and (ii) the Institute is not a party to this Agreement and has no liability or obligation hereunder.

IN WITNESS WHEREOF, the parties have signed this Consulting Agreement as of the date written above intending it to take effect as a sealed instrument.

PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/ Meenu Chhabra
Name:	Meenu Chhabra
Title:	President and Chief Executive Officer

CONSULTANT

/s/ Jeffery W. Kelly
Jeffery W. Kelly, Ph.D.

Exhibit A

THE SCRIPPS RESEARCH INSTITUTE

UNIFORM CONSULTING AGREEMENT PROVISIONS

[For Different Technologies between Consultant’s TSRI Work and Consulting Services]

THE SCRIPPS RESEARCH INSTITUTE

UNIFORM CONSULTING AGREEMENT PROVISIONS

[For Overlapping Technologies between Consultant’s TSRI Work and Consulting Services]

1. All arrangements and agreements in which any personnel of The Scripps Research Institute (“TSRI”) provides consulting services to any third party or entity (the “Company”) shall refer to these Uniform Consulting Agreement Provisions (“UCPs”) by attaching these UCPs to the consulting agreement. These UCPs are hereby incorporated into the consulting agreement between the Company and the TSRI employee who will provide consulting services to the Company (“Consultant”). Notwithstanding anything to the contrary in the consulting agreement between the Company and Consultant (“Consulting Agreement”), if any provision in the Consulting Agreement conflicts or is inconsistent with any of these UCPs, these UCPs shall govern and control. The Consulting Agreement shall not be effective unless it is approved in writing by TSRI’s management.

2. Consultant shall spend no more than an aggregate of ten percent (10%) of his/her total professional time and effort in providing consulting services to all outside third parties, including the Company. Consulting fees shall be paid directly to the Consultant.

3. TSRI’s name, trademarks, logos or reputation shall not be used or exploited directly or indirectly by the Company. Neither Company nor Consultant shall use any services, personnel, facilities, equipment or intellectual property of TSRI in performing or accepting consulting services. In addition, Consultant’s services to the Company shall not involve the design or conduct of any research or laboratory work and/or supervising Company’s employees or contractors in the designing or conducting of any research or laboratory work.

4. The scope of Consultant’s proposed consulting services to the Company closely relate or are substantially similar to, and thus overlap, the research and development activities in which Consultant or his laboratory are engaged at TSRI. Accordingly, Consultant shall have no right to assign or convey to the Company any right, title or interest in or to inventions, discoveries, know-how, data, materials or other work conceived, reduced to practice, developed, generated or created by Consultant, alone or in collaboration with others, in the performance of his/her consulting services for the Company (collectively “Inventions”); all such Inventions shall be owned by TSRI incident to Consultant’s obligation to assign to TSRI as a TSRI employee.

5. Company shall also not obtain any right, title or interest in or to any invention, discovery, know-how, data, materials or other work of Consultant which was: (i) conceived, reduced to practice, developed, generated or created by Consultant before the effective date of the Consulting Agreement; or (ii) at any time conceived, reduced to practice, developed, generated or created outside the scope of or independent of his/her consulting services for the Company.

6. The Company agrees that it shall not request Consultant to disclose to the Company or to any other party any confidential or proprietary information or materials of TSRI or of other third parties in TSRI’s possession or control. Consultant further agrees not to disclose or otherwise

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disseminate to Company or any other party as part of the consulting services any of TSRI’s confidential or proprietary information or materials or that of third parties in TSRI’s possession or control.

7. Nothing in the Consulting Agreement shall limit or impair in any way the right of Consultant or TSRI to use or disclose information which (a) was or becomes part of the public domain without Consultant’s breach of any confidentiality obligations owed to the Company or TSRI; (b) was known by TSRI or Consultant before the effective date of the Consulting Agreement; (c) was developed or acquired independently of the Company or TSRI; (d) is covered under Sections 4 or 5 above; (e) was received from a third party who does not have any apparent obligation to the Company to maintain the confidentiality of such information; and/or (f) is required to be disclosed by law, order or governmental regulation or directive.

8. The Company shall indemnify, defend and hold harmless TSRI and its trustees, officers, employees, affiliates, representatives, successors and assigns from all claims, damages, liabilities, losses, judgments and other expenses, including without limitation reasonable attorney’s fees and costs, whether or not a lawsuit or other proceeding is filed (“Claims”), that arise out of or relate to the Consulting Agreement, any services performed by Consultant for the Company, and/or Company’s use, commercialization or exploitation of any Inventions or services performed by Consultant for the Company. Company shall not enter into any settlement of such Claims that imposes any obligation on TSRI or that does not unconditionally release TSRI from all liability without TSRI’s prior written consent. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of Company to TSRI.

9. Upon termination of the consulting services, Consultant shall, upon Company’s request, leave all records of his/her consulting services with Company, but shall be entitled to retain one (1) copy thereof for archival purposes, subject to his/her confidentiality obligations to the Company.

10. The Consulting Agreement and these UCPs shall be construed and enforced according to United States patent laws and the laws of the State of California without application of its conflicts or choice of law rules. Sections 1, 3, 4, 5, 6, 7, 8, 9 and 10 of these UCPs shall survive the expiration or termination of the Consulting Agreement. These UCPs cannot be modified except by a writing signed by TSRI, Consultant and Company. These UCPs constitute the entire agreement between the Company and TSRI regarding the consulting services to be performed by Consultant for the Company, and supersede any prior understandings or agreements, written or oral, regarding TSRI’s and the Company’s agreement about such consulting services.

Company and Consultant hereby agree to the above UCPs.

Company

By:
Title:
Date:

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Consultant

By:
Date:

TSRI hereby accepts the above UCPs as part of the Consulting Agreement.

The Scripps Research Institute

By:
Emily Holmes, Ph.D.
Title: Vice President, Research Services

Date:

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